EXHIBIT 3.1
                            CERTIFICATE OF AMENDMENT
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                               STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of INDUSTRIAL MINERALS, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

     FOURTH:   The  amount  of  the  total  authorized  capital  stock  of  this corporation shall be:

     200,000,000 shares of stock at $.0001 par value.

     Effective as of September 27, 2004, for all shareholders of record on September 27, 2004, the common stock of the Company has been forward split on the basis of three shares for two shares issued and outstanding in the name of the shareholder, i.e. for each two shares owned, the shareholder will, upon surrender to the transfer agent of the old certificate, receive a new certificate which reflects the ratio of the forward split on two old shares for three new shares basis. Surrender of old certificates is required.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

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FOURTH:  That the capital of said  corporation  shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of September, 2004.

By:/s/John Melnyk
--------------------------------
Authorized Officer

Title: Acting CEO and President, Chief Financial Officer and Secretary/Treasurer
Name: John Melnyk























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